Exhibit Number 99.1

DIGITAL ALLY, INC ANNOUNCES 2020 OPERATING RESULTS

LENEXA, Kansas (March 31, 2021) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for 2020. An investor conference call is scheduled for 11:15 p.m. EDT on Wednesday, March 31, 2021 (see details below).

Highlights for the year ended December 31, 2020

●	Total revenues increased in 2020 to $10,514,868 from $10,441,364 in 2019. The primary reason for the overall revenue increase is an increase of $296,661 (3%), in product revenues, offset by a decline in service and other revenue of $223,157 (8%), from 2019 levels. Products revenues experienced an increase due to approximately $1.65 million of revenues generated by the Company’s new ThermoVU™ and Shield™ product lines introduced to the market in 2020. Service and other revenues declined over the prior period due to the impacts of the Covid-19 pandemic, as travel restrictions and the elimination of public events adversely affected our installation and situational security revenues.

●	During 2020, the Company added two new lines of branded products: (1) the ThermoVu™ which is a line of self-contained temperature monitoring systems that provides alerts and controls facility access when an individual’s temperature exceeds a pre-set threshold and (2) our Shield™ disinfectants and cleansers which are for use against viruses and bacteria. We began offering such products beginning late in the second quarter 2020 and experienced strong demand during the third and fourth quarters resulting in total revenues for 2020 approximating $1.65 million. Shield™ disinfectants has been listed on the United States Environmental Protection Agency’s List N: Disinfectants for Use Against SARS-CoV-2, the virus that causes COVID-19. We expect continued revenue growth from these two new product lines in future quarters and are considering additional products to complement these new safety product lines. We are ramping up our supply chain for both of these new product lines, which are manufactured by third-parties. These branded products are being offered to our first responder customers including police, fire and paramedics. Commercial customers such as schools, cruise lines, taxi-cab and para transit are also be good candidates for the products, which the Company is actively pursuing.

●	The Covid-19 pandemic delayed the shipment of orders throughout 2020 as police forces and governments reacted to its impact. In general, our salesmen were unable to travel and meet with potential customers as they normally do to demonstrate our hardware, to promote our integrated solutions and close hardware sales. Specifically, we were unable to ship the initial purchase orders under a substantial contract awarded by the Director of Strategic Procurement of a country for the expected deployment of body cameras to its entire national police force. The contract was expected to include up to 5,000 body cameras with our web-based software infrastructure service over a three-year period. Contract deliveries were suspended pending the government’s decision to freeze the planned deployment until such time as the pandemic is contained within its population. The initial purchase order was expected to ship during the first quarter 2020 with follow-on orders for the second and third quarters of 2020 and would have made a substantial impact to our product revenues for 2020. At this point, we are unable to forecast if and when this major project will be restarted or how it may be modified as a result of the pandemic. Upon completion, the original contract would have been the largest body camera deployment in our history and the largest contract for recurring service revenues for our web-based software related to the body cameras.

●

The Company recorded a gain of $5,250,000 during the year 2020 resulting from the termination and extinguishment of all obligations related to the Proceeds Investment Agreement (the “PIA”). On July 20, 2020, the Company and the holder of the PIA executed a Termination Agreement and Mutual Release (the “Termination Agreement”). Upon payment of $1,250,000 by the Company both parties agreed to terminate the PIA and to release each other from any further liability thereunder. In addition, the Company further agreed to pay the following: (a) a contingent payment in the amount of $2,750,000 following the closing of an asset purchase, membership interest purchase, or similar transaction between the Company and a specified third-party (the “Purchase Transaction”) and (b) any and all future proceeds received from Watchguard and its successors and assigns by the Company for WatchGuard’s use of U.S. Patent Nos. 8,781,292 and 9,253,452. For clarity, the parties further agreed that the payment of the contingent payment would only be due and payable upon the closing of the specified Purchase Transaction.

The Company has not completed the Purchase Transaction as defined in the mutual agreement and release during 2020; however, the Company is open and willing to proceed with the purchase transaction should the parties agree to the underlying terms. The Company continues to monitor the likelihood of future recoveries from Watchguard and its successors and assigns relative to WatchGuard’s use of U.S. Patent Nos. 8,781,292 and 9,253,452.

●	On July 2, 2020 the SEC declared the Company’s shelf registration statement on Form S-3 effective. The Shelf Registration Statement provides the Company with access to liquidity from the public markets should it decide to utilize it for such purposes. The Shelf Registration Statement allows the Company to offer and sell, from time to time in one or more offerings, any combination of our common stock, debt securities, debt securities convertible into Common Stock or other securities in any combination thereof, rights to purchase shares of Common Stock or other securities in any combination thereof, warrants to purchase shares of Common Stock or other securities in any combination thereof or units consisting of Common Stock or other securities in any combination thereof having an aggregate initial offering price not exceeding $125,000,000.

●	On August 21, 2020, the Company completed the purchase of a building which will serve as the company’s warehouse and distribution location for its new branded temperature screening device ThermoVU™ and its Shield™ line of disinfectant/cleanser products. The total purchase price was $420,000 and the Company used its available cash to close the building purchase.

●	We have asserted two significant patent infringement lawsuit involving Axon and WatchGuard that have had significant impacts on our annual results primarily due to the timing and amount of legal fees expended on such lawsuits. We settled the WatchGuard lawsuit in May 2019 for a total payment from WatchGuard of $6.0 million. In June 2019 the District Court granted Axon’s Motion for Summary Judgment, and accepted Axon’s position that it did not infringe on our patents and dismissed the lawsuit. We appealed the District Court’s ruling. On April 22, 2020, a three-judge panel of the United States Court of Appeals denied our appeal and affirmed the District Court’s previous decision to grant Axon summary judgment. On May 22, 2020, we filed a petition for panel rehearing requesting that we be granted a rehearing of our appeal of the U.S. District Court’s summary judgment ruling. Furthermore, we requested that we be given an opportunity to make our case through oral argument in front of the three-judge panel of the Court of Appeals, all of which was denied. The Company has abandoned its right to any further appeals and this matter is now concluded. Our litigation costs related to the Axon and other lawsuits has declined substantially in 2020 compared to 2019 and previous years. Furthermore, we believe our future results will continue to be positively impacted form the conclusion of these legal matters.

●	Our overall gross margin percentage increased to 39% in 2020 compared to 31% in 2019. The increase is attributable to the improved manufacturing efficiencies and improved margins on newer product lines. Our goal is to improve our margins to 60% over the longer term based on the expected margins of our EVO-HD, DVM-800, VuLink, FirstVU HD, ThermoVuTM, ShieldTM disinfectants and our cloud evidence storage and management offering, if they gain traction in the marketplace and subject to a normalizing economy in the wake of the COVID-19 pandemic.

●

The COVID-19 pandemic represents a fluid situation that presents a wide range of potential impacts of varying durations for different global geographies, including locations where we have offices, employees, customers, vendors and other suppliers and business partners. Like most US-based businesses, the COVID-19 pandemic and efforts to mitigate the same began to have impacts on our business in March 2020. During 2020, we have observed decreases in demand from certain customers, including primarily our law-enforcement and commercial customers.

Given the fact that our products are sold through a variety of distribution channels, we expect our sales will experience more volatility as a result of the changing and less predictable operational needs of many customers as a result of the COVID-19 pandemic. We are aware that many companies, including many of our suppliers and customers, are reporting or predicting negative impacts from COVID-19 on future operating results. Although we observed significant declines in demand for our products from certain customers during 2020, we believe that it remains too early for us to know the exact impact COVID-19 will have on the long-term demand for our products. We also cannot be certain how demand may shift over time as the impacts of the COVID-19 pandemic may go through several phases of varying severity and duration.

To date, travel restrictions and border closures have not materially impacted our ability to obtain inventory or manufacture or deliver products or services to customers. However, if such restrictions become more severe, they could negatively impact those activities in a way that would harm our business over the long term. Travel restrictions impacting people can restrain our ability to assist our customers and distributors as well as impact our ability to develop new distribution channels, but at present we do not expect these restrictions on personal travel to be material to our business operations or financial results. We have taken steps to restrain and monitor our operating expenses and therefore we do not expect any such impacts to materially change the relationship between costs and revenues.

Like most companies, we have taken a range of actions with respect to how we operate to assure we comply with government restrictions and guidelines as well as best practices to protect the health and well-being of our employees and our ability to continue operating our business effectively. To date, we have been able to operate our business effectively using these measures and to maintain all internal controls as documented and posted. We also have not experienced challenges in maintaining business continuity and do not expect to incur material expenditures to do so. However, the impacts of COVID-19 and efforts to mitigate the same have remained unpredictable and it remains possible that challenges may arise in the future.

Recent Developments

●	On January 14, 2021, we consummated an underwritten public offering of 2,800,000 shares of common stock and 7,200,000 prefunded purchase warrants of common stock, both at a price of $3.095 per share. The net proceeds, after deducting underwriting discounts and commissions but before deducting other expenses in connection with the offering, are approximately $29.01 million. We plan to use the net proceeds from the Offering for working capital, product development, order fulfillment and for general corporate purposes. This offering was completed under the Company’s effective shelf registration statement on Form S-3.

●

On February 1, 2021, we consummated an underwritten public offering of 3,250,000 shares of common stock and 11,050,000 prefunded purchase warrants of common stock, both at a price of $2.799 per share. The net proceeds, after deducting underwriting discounts and commissions but before deducting other expenses in connection with the offering, are approximately $37.45 million. We plan to use the net proceeds from the Offering for working capital, product development, order fulfillment and for general corporate purposes. This offering was completed under the Company’s effective shelf registration statement on Form S-3.

●	On February 24, 2021, the Company entered into a contract to purchase a 71,361 square foot building located in Lenexa Kansas which is intended to serve as the Company’s office and warehouse needs. The building contains approximately 30,000 square foot of office space and the remainder warehouse space. The total purchase price is approximately $5.3 million and is expected to close on or around May 1, 2021.

Management Comments

Stanton E. Ross, Chief Executive Officer of Digital Ally, stated, “We are very pleased to report an increase in total revenues together with a 74% improvement in our net loss for 2020 as compared to 2019. Importantly we were able to report improvements in revenue and net loss regardless of the challenges to our legacy business caused by the Covid-19 pandemic during 2020. Our decision not to stand still during the Covid-19 pandemic and proactively expand our product offerings to include the ThermoVU and Shield lines has proven to be successful as they generated approximately $1.65 million in combined revenues during the 2020. We are considering further expansion of the ThermoVU and Shield product lines to include complementary products that we hope they will achieve similar market acceptance. We also reduced our SG&A expenses (excluding the effect of the $6 million patent litigation settlement in 2019) significantly by reducing staffing levels, limiting travel and reducing many advertising and promotional activities. In addition, we have improved our balance sheet and liquidity position substantially during 2020 and in early 2021 through several public offerings. These offerings will provide us with the flexibility to take advantage of new business opportunities and to expand our existing business lines.to benefit the Company and its shareholders for 2021 and beyond” concluded Ross.

2020 Operating Results

For the year ended December 31, 2020, our total revenue increased by 1% to approximately $10.5 million, compared with revenue of approximately $10.4 million for the year ended December 31, 2019.

Gross profit increased 20% to $4,062,594 for the year ended December 31, 2020 versus $3,232,629 in 2019. Our gross margin increase is primarily attributable to the cost of sales as percentage of revenues decreasing to 61% for the year ended December 31, 2020 from 69% for the year ended December 31, 2019 paired with the slight increase in total revenue for 2020.

Selling, General and Administrative (“SG&A”) expenses increased approximately 27% to $11,726,410 in the year ended December 31, 2020 versus $9,265,410 in 2019. The significant increase was attributable to the patent litigation settlement of $6.0 million that we received during 2019 that did not recur in 2020. Exclusive of such settlement, overall selling, general and administrative expenses as a percentage of sales increased to 112% for the year ended December 31, 2020 compared to 146% in 2019.

We reported an operating loss of $7,663,651 for the year ended December 31, 2020, compared to an operating loss of $6,032,781 in 2019.

We elected to account for the PIA that was entered into July of 2018 on its fair value basis. Therefore, we determined the fair value of the 2018 PIA as of December 31, 2020, and December 31, 2019 to be $0 and $6,500,000, respectively. During the year ended December 31, 2019, we settled our patent infringement litigation with WatchGuard and received a lump sum payment of $6.0 million as further described in Note 12. In accordance with the terms of the PIA, we remitted the $6.0 million as a principal payment toward our minimum return payment obligations under the PIA. The change in fair value from December 31, 2019 to December 31, 2020 was $5,250,000, which was recognized as a loss in the Consolidated Statement of Operations at December 31, 2020.

On May 4, 2020 the Company received a $1,418,900 promissory note under the SBA’s PPP Loan through the CARES Act. On December 10, 2020, we were informed that the Company’s SBA Loan had been fully forgiven, less the EIDL Advance received ($10,000), thus the remaining balance has been released resulting in a gain on extinguishment of debt.

We reported a net loss of ($2,625,881), or ($0.12) per share, in the year ended December 31, 2020 compared to a prior-year net loss of ($10,005,713) or ($0.87) per share. No income tax provision or benefit was recorded in the either 2020 or 2019 as the Company has maintained a full valuation reserve on its deferred tax assets.

Investor Conference Call

The Company will host an investor conference call at 11:15 p.m. EDT on Wednesday, March 31, 2021, to discuss its operating results for 2020, developments related to its disinfectant and safety products, the impact of the Covid-19 pandemic and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 7465801 a few minutes before 11:15 p.m. EDT on Wednesday, March 31, 2021.

A replay of the conference call will be available two hours after its completion, from March 31, 2021 until 11:59 p.m. on April 31, 2021 by dialing 855-859-2056 and entering the conference ID # 7465801.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results, especially in light of the adverse effects of the Covid-19 pandemic on our customers, suppliers and employees; whether it will be able to resolve its liquidity and operational issues given the impact of the Covid-19 pandemic; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in the future; whether the Company will be able to continue to expand into non-law enforcement markets, including disinfectant/sanitizer and temperature screening products, and increase its service based revenue; whether the Company has resolved its product quality and supply chain issues; whether the EVO-HD will help the Company increase its product revenues; whether the Company will continue to experience declines in legal expenses as a result of concluding its patent litigation; whether and the extent to which the US Patent and Trademark Office (USPTO) rulings will curtail, eliminate or otherwise have an effect on the actions of competitors and others in the marketplace respecting the Company, its products and customers; its ability to deliver its newer product offerings as scheduled, and in particular the new EVO-HD product platform, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether it will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (the “SEC”).

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or

Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2020 AND 2019

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$4,361,758	$359,685
Accounts receivable-trade, less allowance for doubtful accounts of $123,224 – 2020 and 2019	1,705,461	1,071,018
Accounts receivable-other	1,529,920	514,730
Inventories, net	8,202,274	5,280,412
Income tax refund receivable, current	-	44,650
Prepaid expenses and other current assets	2,030,693	381,090

Total current assets	17,830,106	7,651,585

Land, building and equipment, net	666,800	197,063
Intangible assets, net	392,564	413,268
Operating lease right of use assets, net	753,175	122,459
Other assets	1,154,881	532,500

Total assets	$20,797,527	$8,916,875

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,144,675	$2,339,985
Accrued expenses	796,094	845,881
Operating lease obligations – Current	113,484	159,160
Contract liabilities – Current	1,647,469	1,707,943
Debt obligations – Current	11,727	1,827,748
Income taxes payable	7,158	5,934
Total current liabilities	3,720,606	6,886,651

Long-term liabilities:
Proceeds investment agreement obligation, at fair value – Long-term	—	6,500,000
Operating lease obligation – Long-term	723,272	44,460
Debt obligations – Long-term	148,272	—
Contract liabilities – Long-term	1,848,869	1,803,143

Total liabilities	6,441,021	15,234,254

Commitments and contingencies

Stockholders’ Equity (Deficit):
Common stock, $0.001 par value per share; 100,000,000 and 50,000,000 shares authorized, respectively; shares issued: 26,834,709 – December 31, 2020 and 12,079,095 – December 31, 2019	26,835	12,079
Additional paid in capital	106,501,396	83,216,387
Treasury stock, at cost (63,518 shares)	(2,157,225)	(2,157,226)
Accumulated deficit	(90,014,500)	(87,388,619)

Total stockholders’ equity (deficit)	14,356,506	(6,317,379)

Total liabilities and stockholders’ equity (deficit)	$20,797,527	$8,916,875

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2020 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED

DECEMBER 31, 2020 AND 2019

	2020	2019
Revenue:
Product	$8,029,457	$7,732,796
Service and other	2,485,411	2,708,568

Total revenue	10,514,868	10,441,364

Cost of revenue:
Product	5,739,572	6,577,347
Service and other	712,702	631,388

Total cost of revenue	6,452,274	7,208,735

Gross profit	4,062,594	3,232,629

Selling, general and administrative expenses:
Research and development expense	1,842,800	2,005,717
Selling, advertising and promotional expense	2,607,242	3,652,434
General and administrative expense	7,276,203	9,607,259
Patent litigation settlement	—	(6,000,000)

Total selling, general and administrative expenses	11,726,245	9,265,410

Operating loss	(7,663,651)	(6,032,781)

Other income (expense)
Interest income	47,893	37,410
Interest expense	(342,379)	(43,373)
Change in fair value of secured convertible notes	(1,300,252)	(519,821)
Change in fair value of proceeds investment agreement	5,250,000	(3,358,000)
Gain on the extinguishment of debt	1,417,413	—
Secured convertible notes issuance expense	(34,906)	(89,148)

Total other income (expense)	5,037,769	(3,972,932)

Loss before income tax expense (benefit)	(2,625,881)	(10,005,713)
Income tax expense (benefit)	—	—

Net loss	$(2,625,881)	$(10,005,713)

Net loss per share information:
Basic	$(0.12)	$(0.87)
Diluted	$(0.12)	$(0.87)

Weighted average shares outstanding:
Basic	21,603,635	11,478,618
Diluted	21,603,635	11,478,618

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2020 FILED WITH THE SEC)